Exhibit 99.2

Contacts:	Media	Investors
	Stephen Cohen	Brian Blackman
	(212) 886-9332	(702) 407-6330

Caesars Entertainment, Caesars Entertainment Operating Co. Announce Key Economic Terms Of

Proposed Consensual Restructuring Plan for CEOC

Designed to Provide Pathway to Consensual Confirmation and Completion of Reorganization

LAS VEGAS, September 27, 2016 — Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) and Caesars Entertainment Operating Company, Inc. (“CEOC”) and its Chapter 11 debtor subsidiaries (collectively, the “Debtors”) today announced that they have received confirmation from representatives of CEOC’s major creditor groups of those groups’ support for a term sheet that describes the key economic terms of a proposed consensual chapter 11 plan for the Debtors. Based on discussions with these representatives, Caesars Entertainment and CEOC are optimistic that the support received for the proposed consensual plan will allow CEOC to obtain the required creditor votes to confirm the plan. Confirmation of the plan would facilitate a successful conclusion to CEOC’s bankruptcy proceedings in 2017 and enable Caesars Entertainment and CEOC to move forward with a substantially improved capital structure.

The parties are working on the definitive support agreements and amendments to CEOC’s existing plan of reorganization that will adopt and implement the terms outlined in the term sheet and certain other terms agreed to among the parties’ representatives (the “Revised Plan of Reorganization”).

Representatives of the Ad Hoc groups of the First Lien Bank Lenders, the First Lien Noteholders, and Subsidiary Guarantee Noteholders, as well as the Official Committee of Second Lien Noteholders, have confirmed those creditors’ support for the term sheet, subject to the negotiation of and entry into definitive support agreements, and the Revised Plan of Reorganization to implement the agreed upon terms. Through its existing restructuring and support agreement, the Unsecured Creditors Committee will also benefit from the terms described in the term sheet. The term sheet contemplates that all litigation among these major creditor constituencies, Caesars Entertainment and the Debtors will be stayed voluntarily. Assuming a Revised Plan of Reorganization is agreed upon, it is expected the voluntary stays would continue.

Hamlet Holdings, the entity through which funds managed by Apollo Global Management, LLC, TPG Capital, L.P. and certain co-investors (collectively, “Hamlet”) hold their interest in Caesars Entertainment, will contribute the full 14% of the equity that it would have received through its ownership in Caesars Entertainment in the plan of reorganization currently on file. This contribution is valued by the Debtors at approximately $950 million. Notwithstanding the fact that Hamlet will contribute all of its equity in Caesars Entertainment, the public stockholders of Caesars Entertainment will retain 6% of the equity in “New CEC.” The Revised Plan of Reorganization will release all pending and potential litigation claims and causes of action against Caesars Entertainment, Caesars Acquisition Company, and related third parties to the fullest extent permitted.

As a result of the Revised Plan of Reorganization, relying upon the valuation contained in the most recent disclosure statement filed by CEOC, creditors would receive the following recoveries:

•	First Lien Bank Lender recoveries will be approximately 115 cents on the dollar, a decline of approximately 1 cent from the previous plan on a pro rata basis due to a $66 million reduction in cash distributed under the plan;

•	First Lien Noteholder recoveries will remain at approximately 109 cents on the dollar. In exchange for, among other things, a fixed cash payment of $142 million, the First Lien Noteholders will waive their right to certain excess cash to be paid pursuant to a separate court order, resulting in a $79 million net reduction in cash based on CEOC projections;

•	Second Lien Noteholder recoveries will be approximately 66 cents on the dollar, an increase of approximately 27 cents from the previous plan on a pro rata basis due to $345 million of cash, a 14.6% increase in fully diluted equity in “New CEC” (the surviving entity in the planned merger of Caesars Entertainment and Caesars Acquisition), and a $108 million increase in convertible notes in “New CEC”;

•	Subsidiary Guaranteed Noteholder recoveries will be approximately 83 cents on the dollar, a decline of approximately 1 cent on a pro rata basis due to a less than 0.1% reduction in fully diluted equity in “New CEC” to be distributed under the plan; and

•	Unsecured creditors will receive an increase in recoveries to approximately 66 cents on the dollar, consisting of a combination of cash, an increase in the amount of fully diluted equity in “New CEC” allocated to unsecured creditors, and an increased allocation of convertible notes in “New CEC”.

Under the Revised Plan of Reorganization and based on the current exchange ratio in the pending merger agreement between Caesars Entertainment and Caesars Acquisition (which is subject to adjustment in certain cases), CEOC creditors would own approximately 70% of the fully diluted equity1 in “New CEC.” Shareholders of Caesars Acquisition would own approximately 24%.

The definitive support agreements, if and when agreed, will include various conditions to their continued effectiveness. The Revised Plan of Reorganization, when agreed and filed with the Bankruptcy Court, will be subject to a formal creditor vote and confirmation by the Bankruptcy Court. The completion of CEOC’s restructuring under the Revised Plan of Reorganization will be subject to numerous conditions, including regulatory approval, completion of definitive documentation implementing the Revised Plan of Reorganization and the consummation of the merger between Caesars Entertainment and Caesars Acquisition.

[1]	Fully diluted equity does not include stock buybacks that creditors may elect pursuant to the Revised Plan of Reorganization.

In addition, Caesars Entertainment and the Debtors have consensus with certain holders of CEOC’s First Lien notes to amend certain of the covenants in the proposed master lease and support agreement relating to OpCo’s lease obligations to PropCo to provide for certain restrictions on dividends and similar distributions at “New CEC” for a period of six years. Such amendments will be reflected in amended documents to be filed in connection with the Revised Plan of Reorganization. The support of the First Lien Noteholders for the term sheet is also conditioned upon an acceptable resolution of certain tax issues.

The term sheet can be found in the Form 8-K that will be filed with the Securities and Exchange Commission and also available in the Media Resources section of the CEOC Restructuring website at http://www.ceocrestructuring.com/media-resources/.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Statement

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as, “will”, “would”, “expected”, “proposed”, and “working on” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the consensus reached with representatives of CEOC’s major creditor constituencies, future actions that may be taken by Caesars and others with respect thereto, consummation of a consensual restructuring of the Debtors and the estimated future relative shareholding of New CEC. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange: CEC’s ability (or inability) to reach formal agreement with CEOC’s major creditor constituencies regarding new or amended restructuring support agreements and a Revised Plan of Reorganization, CEC’s and CEOC’s ability (or inability) to meet any milestones or other conditions set forth in any such new or amended restructuring support agreements, CEC’s and CEOC’s ability (or inability) to satisfy the conditions to consummation of any consensual restructuring of the Debtors (including without limitation receipt of requisite approvals of creditor groups, the Bankruptcy Court and regulators), CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and other risks associated with the CEOC restructuring and related litigation.